Jimmie Hutchens Investor Relations Manager AMI Semiconductor, Inc. +1 (208) 234-6732 investor@amis.com	Beverly Twing Account Manager Shelton IR +1 (972) 239-5119 x126 btwing@sheltongroup.com

AMI Semiconductor Announces Pricing of Its Initial Public Offering of
Common Stock

     Pocatello, Idaho — September 24, 2003. AMIS Holdings, Inc., parent company of AMI Semiconductor, Inc., today announced the pricing of its initial public offering of common stock, which is expected to begin trading on the Nasdaq National Market under the symbol “AMIS” today. The Company has agreed to sell 25,145,000 shares of its common stock at $20.00 per share. Certain selling stockholders have agreed to sell an additional 4,855,000 shares at the same price. The underwriters have been granted the right to purchase up to an additional 4,500,000 shares of common stock if they exercise their over-allotment option in full, of which 2,306,743 shares are being offered by the Company and 2,193,257 shares are being offered by selling stockholders.

     The managing underwriters of the offering are Credit Suisse First Boston, Goldman Sachs & Co., Lehman Brothers, Merrill Lynch & Co., UBS Investment Bank, SoundView Technology Group and U.S. Bancorp Piper Jaffray.

     The net proceeds of the offering, together with the proceeds of a new $125.0 million senior term loan, will be used by AMIS to, (i) repay $39.9 million principal balance of its existing term loan; (ii) redeem $70.0 million principal amount of its senior subordinated notes at a total cost of $77.5 million plus accrued interest; and (iii) redeem all of its outstanding redeemable preferred stock.

     AMIS is a leader in the design and manufacture of customer specific integrated mixed signal semiconductor products. AMIS focuses on the automotive, medical and industrial markets, which have significant analog interface requirements for real world applications.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Copies of the final prospectus may be obtained by writing to or calling the Prospectus Department of either Credit Suisse First Boston at Eleven Madison Avenue, New York, NY 10010, 212-325-2580 or Goldman, Sachs & Co. at 85 Broad Street, New York, NY 10004, 212-902-1000.